PRESS RELEASE                                      Source: Thomas Equipment Inc.

THOMAS EQUIPMENT INC. COMPLETES SIGNIFICANT STRATEGIC ACQUISITION OF PNEUTECH INC. AND ITS SUBSIDIARIES
Monday February 28, 6:55 pm ET

PNEUTECH INC. BECOMES WHOLLY OWNED SUBSIDIARY OF THOMAS EQUIPMENT INC.

CENTREVILLE, New Brunswick--(BUSINESS WIRE)--Feb. 28, 2005-- Thomas Equipment Inc. ("Thomas") (OTCBB:TEQI - News), www.thomas-equipment.com, today announced that it completed its acquisition of Pneutech Inc. ("Pneutech") and Pneutech's wholly owned subsidiaries, www.pneutech-rousseau.com. Thomas acquired one hundred percent of Pneutech's outstanding stock in a stock for stock exchange. Pneutech is primarily a manufacturer of hydraulic systems and is a strategic supplier to Thomas. In the fiscal year ending October 31, 2004, Pneutech and its subsidiaries had revenue of approximately C$65,000,000.
Pneutech's business units include:

Pneutech Inc.
http://www.pneutech.ca

Rousseau Controls Inc.
http://www.rousseaucontrols.com/

Samsung Industry Co. Ltd.
http://www.ss-ind.com/

Hydramen Fluid Power Limited
http://www.hydramen.com/

Pneutech Inc. was formed in 1973 and has over thirty-two years of experience in the field of fluid power and specializes in the design engineering, manufacturing and distribution of pneumatic and hydraulic systems and components for all automation and motion control applications. Pneutech's manufacturing and distribution facilities are located in Montreal, Toronto, Quebec City, Chicoutimi, Trois-Rivieres and British Columbia.

Rousseau Controls Inc. was formed in 1948 to serve a growing need for fluid power components in the Montreal area. Once the company was established and a complete line of components obtained for representation, it became apparent that customers also required application engineering assistance. Thus, the manufacturing department, including an engineering group, was formed. The corporation increased its research and development activities in 1988 in order to maintain and improve its competitive position.

Samsung Industry Co. Ltd. was formed in 1995 as a pump and valve manufacturing company. Today its focus is the manufacturing and distribution of spiral wound metal gaskets and packing material. The Products of S.S.I. are gaining recognition from both domestic and foreign industrial markets. They are manufactured on the basis of alert and cautious "Quality Guaranty System" which is applied to all processes. S.S.I.'s spirit of craftsmanship continuously improves and develops new technologies to ensure the production of new and superior products.

Hydramen Fluid Power Limited is a manufacturer of precision and custom cylinders for both mobile and industrial product applications. With the use of its state-of-the-art CNC machines, Hydramen core competencies include the production of heavy duty cylinders with pressures up to 5000 P.S.I. In addition, Hydramen is a distributor for leading manufacturers of fluid power components and products. In addition, the current directors of Thomas assumed similar positions with Pneutech.

"The Pneutech acquisition is a key element in our overall strategy of building synergistic businesses with revolutionary technology." said Clifford Rhee, President and CEO of Thomas. "In addition, Pneutech recently completed and opened a state of the art plant in Busan, South Korea. With a modest capital expenditure budget, this plant will accommodate a substantial portion of the new orders resulting from our recently announced OEM Agreement with Hyundai Heavy Industries. We are now poised for continued expansion, both through acquisitions and via organic growth. Our mission is to make Thomas a leading international manufacturer in all of its product lines." TEQI Chairman David M. Marks stated:
"This acquisition is integral to our overall acquisition strategy in this space. Cliff and I are confident that we will create tremendous shareholder value, as we continue to build the Thomas business." Thomas' counsel, Sichenzia Ross Friedman Ference LLP, http://www.srff.com/, represented it in the transaction.

About Thomas Equipment Inc. ("TEQI"): Thomas Equipment Inc., www.thomas-equipment.com, www.thomasequipment.net and www.thomasloaders.com, Thomas is an innovative and technologically advanced global manufacturer of a full line of skid steer and mini skid steer loaders as well as attachments, mobile screening plants and six models of mini excavators. Thomas distributes its products through a worldwide network of distributors and wholesalers. In addition, Thomas manufactures specialty industrial and construction products and a complete line of potato harvesting and handling equipment.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of TEQI could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

------------
Contact:
     New-School Communications, LLC
     Media:
     Blois Olson, 651-221-1999
     www.new-school.com
     or
     Redwood Consultants, LLC
     Investors:
     Jens Dalsgaard, 415-884-0348